Exhibit 99.1


NEWS RELEASE



Contact:
Michael Jorgenson
Executive Vice President
DOBI Medical Systems, Inc.
1200 MacArthur Blvd
Mahwah, NJ 07430
201-760-6464 Phone
201-760-8860 Fax
www.dobimedical.com



  LIONS GATE INVESTMENT ACQUIRED BY DOBI MEDICAL SYSTEMS IN MERGER TRANSACTION

                 MERGER COINCIDES WITH PLACEMENT OF $8.5 MILLION


MAHWAH, NJ, DECEMBER 9, 2003 - Lions Gate Investment Limited (LGIV.OB) announced today the closing of a private placement with commitments totaling approximately $8.5 million, as described below, and the simultaneous stock-for-stock merger with DOBI Medical Systems, Inc. The combined company will operate under the name DOBI Medical International and will assume and execute DOBI Medical's business plan as its sole business. Lake Worth Ventures, Inc., owned by one of the founders of DOBI Medical and its largest shareholder, participated in the transaction. Shares will be listed on the Over-the-Counter (OTC) Bulletin Board initially under its existing symbol. The company currently plans to apply for listing its shares on the American Stock Exchange.

DOBI Medical Systems is an advanced technology medical imaging company developing a new means for the improved diagnosis of cancer through the detection of vascular changes ("angiogenesis") associated specifically with malignant tumors.

DOBI Medical's first application of the technology is the ComfortScan(TM) system, a non-invasive, non-ionizing medical imaging system designed to assist physicians in the detection of breast cancer at the earliest stages of development. The ComfortScan(TM) system is intended to achieve this by providing new, physiology-based imagery of vascular changes not readily available today.


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DOBI MEDICAL SYSTEMS, INC.
NEWS RELEASE
DECEMBER 9, 2003
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DOBI MEDICAL SYSTEMS, INC.

Phillip C. Thomas, DOBI Medical's Co-Founder and Chief Executive Officer, stated, "The private placement and merger transactions are significant to DOBI Medical for three reasons. First, it allows us to accelerate and complete product development and the rollout process for the ComfortScan(TM) system outside the United States. Second, it allows us to commence the fifth and final module of the Company's FDA Pre-Market Application, which is expected to take approximately six to nine months to complete once formal clinical investigational testing has begun. Module Five is currently expected to be submitted to the FDA by mid 2005 with FDA review expected to commence immediately thereafter. Finally, we believe that completion of these transactions in the context of challenging capital market conditions demonstrates strong support for the DOBI Medical technology and the significant market potential anticipated for the product and its approach to cancer identification."

ABOUT THE PRIVATE PLACEMENT TRANSACTION

The private placement was completed and will close in two tranches, the first of which closed today and resulted in gross proceeds to the company of approximately $5.5 million. The remaining $3.0 million in committed investor funding will be drawn down subject to the satisfaction by the Company of certain operating milestones.

The securities sold by Lions Gate in the private placement and the merger have not been registered under the Securities Act of 1933, may not be sold in the United States absent registration pursuant to the Securities Act, and are subject to certain lock-up provisions. The Company expects to file a registration statement for these securities by April 1, 2004.

THE COMFORTSCAN(TM) SYSTEM AND ANGIOGENESIS

Angiogenesis is a natural occurrence in the body. In cases where cancer is involved, the growth of new blood vessels occurs around, and in support of, a malignant tumor. This process is vital, since without it, these tumors remain small and largely harmless. When a woman discovers a lump within her breast, it has likely been developing for a number of years, as cancerous tumors often take many years to become palpable.

DOBI Medical's ComfortScan system is a light based, digital-imaging system that uses high-intensity light-emitting diodes (LED's) and gentle external pressure to highlight areas of vascular development common to malignant tumors in the breast. The technology is based on detecting tumor angiogenesis, or vascular change, which is the process whereby a cancerous growth surrounds itself with a dense network of tiny blood-filled capillaries. These vascular "feeding tubes" provide oxygen and nutrients to active tumors and are unique physiologic "markers" that can reveal the presence of cancer.


ComfortScan's high-intensity light-emitting diodes transmit red light through the breast, recording approximately one image per second via a CCD camera for 45 seconds. If the light encounters an angiogenic (and thus potentially cancerous) region of the breast, it is absorbed by hemoglobin differently than normal portions of the breast. As a result, the



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DOBI MEDICAL SYSTEMS, INC.
NEWS RELEASE
DECEMBER 9, 2003
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ComfortScan system focuses on dynamic functional imaging (i.e., what is occurring within the tissue in near real-time) rather than a singular morphological image (i.e., a static anatomical snapshot showing anatomical details at a single point in time) such as those created by mammography. These unprecedented images provide the physician with new, physiologic information which may be associated with cancer development.

The initial application of the ComfortScan system is as an adjunct to mammography and physical exam. The ComfortScan system has been designed and is being tested to show that it provides high levels of specificity in detecting benign lesions within the breast, thus 1) reducing the number of false positives generated by current techniques and, 2) potentially reducing the high number of breast biopsies or other downstream testing now being performed.

FORWARD LOOKING STATEMENTS

This release contains certain "forward looking statements", relating to the business of DOBI Medical, which can be identified by the use of forward looking terminology such as "believes", "expects", or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. DOBI Medical Systems is under no obligation (and expressly disclaims any such obligation) to update or alter its forward looking statements whether as a result of new information, future events or otherwise.



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